Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-8 of Voyant International Corporation and Subsidiaries of our report dated March 27, 2009 on our audits of the balance sheets of Voyant International Corporation and Subsidiaries as of December 31, 2008 and December 31, 2007 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, appearing in the Voyant International Corporation, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008

Kabani & Company, Inc.

Los Angeles, California

August 7, 2009